Exhibit 5.1

Bank of America Plaza	813.229.7600
101 East Kennedy Boulevard	813.229.1660 fax
Suite 2800
Tampa, Florida 33602

www.slk-law.com

December 28, 2020

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

Re: Oragenics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Oragenics, Inc., a Florida corporation (the “Company”), in connection with the offering and sale by the Company of 14,444,444 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to that certain Securities Purchase Agreement, dated December 23, 2020, by and among the Company and the several Purchasers named therein (the “Purchase Agreement”), for which A.G.P./Alliance Global Partners acted as placement agent (the “Placement Agent”). The shares of Common Stock issued to the Purchasers pursuant to the Purchase Agreement are referred to collectively herein as the “Shares.”

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (Registration No. 333-235763) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on January 13, 2020, the Prospectus Supplement, dated December 28, 2020 (the “Prospectus Supplement”) and the accompanying base prospectus dated January 13, 2020 (the “Base Prospectus”). The base prospectus together with the prospectus supplement are collectively referred to as the “Prospectus”.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Purchase Agreement and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion is being rendered in connection with the filing of the Prospectus with the Commission.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Purchase Agreement will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 28, 2020 and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP